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On March 28, 2018, Farooq Muzaffar, Chief Strategy and Marketing Officer, and Steven Hoover, Chief Technology Officer, of Xerox Corporation participated in a call with investors held by JP Morgan Chase.

Paul Coster: Thank you, (Wendy), and good morning, good afternoon to everyone on the call. My name is Paul Coster, I cover IT hardware here at JPMorgan. And this is JPMorgan conference call with Xerox, Wednesday, March 28th. And my guests today are Farooq Muzaffar, the Chief Strategy and Marketing Officer, and Steve Hoover, CTO of Xerox. So, welcome, gentlemen. But before we get started, over to Jennifer Horsley with the Safe Harbor Statement. Jennifer?

Mafe Calla: Good. During this meeting, Xerox executives may make comments that contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, that by their nature address matters that are in the future and are uncertain. These statements reflect management’s current beliefs, assumptions and expectations, and are subject to a number of factors that may cause actual results to differ materially, including those factors relating to the proposed combination of the company and Fuji-Xerox and related acquisition by Fuji Film of 50.1% of the company’s common stock. Information concerning these factors is included in the company’s most recent Annual Report on Form 10-K, its subsequent quarterly reports on Form 10-Q, its current reports on Form 8-K, and its scheduled 14-A materials filed with the SEC. Xerox does not intend to update these forward-looking statements as a result of new information or future events or development, except as required by law. So, Paul, back to you.

Paul Coster: Yes, thank you so much. So I’m not sure who this question goes to, maybe age determined, but just want to reach back in history a little bit here and give people some context. Perhaps, I think maybe, Steve, you’re kicking this off, can you talk to us a little bit about how the Fuji-Xerox JV came about in the first place? So that we can understand this context a bit better.

Steve Hoover: Yes, I actually think Farooq is kind of best-positioned to…

Paul Coster: Yes.

Farooq Muzaffar: So, Paul, yes. So, thanks for the question. So as far as we know, the joint venture, the Fuji-Xerox joint venture, you know, it’s been over 50-plus years that it’s been in place. And it really started off as a means for Xerox to have distribution in Japan. And so, essentially about distributing Xerox technology in Japan and set up a partnership between Xerox and Fuji Film at the time. And over the years, you know, it evolved from a, on the distribution side, it evolved outside of Japan, so it increased to China and to other countries in the Asia Pacific region. So it expanded that way.

And then it also expanded in terms of the relationship, the two companies started doing joint R&D, and then Fuji-Xerox ended up developing, you know, manufacturing capabilities in Asia, which,for the right business reasons, Xerox - or Fuji Film, Fuji-Xerox at the time. And so over time it evolved into, you know, a (very full) partnership around both distribution and on, you know, product development and manufacturing. And so it’s been quite of a long history, considered actually, you know, a very successful partnership over the years that’s been beneficial to both parties.

Paul Coster: Can you be a bit more specific then about what it is that - where the two entities collaborate today and where they’re entirely sort of separate?

Farooq Muzaffar: Yes. From the collaboration perspective, there’s a lot of collaboration on R&D of new products, so, essentially, new product development, as Steve will go into a little more detail on this, you know, a little bit later. And then there’s also some collaboration around manufacturing. You know, we obviously source from them, they’re our primary supplier of equipment that we sell, but even for the equipment and the technology that we manufacture ourselves, (there’s some) collaboration on that end.

And then where there’s probably the least collaboration but probably the most opportunity is really around go-to market. You know, we’re very much focused in go-to market in our shared territories. We do collaborate on global deals. But quite frankly, that’s an area of opportunity for us where we can do a lot more together as, you know, one company rather than two separate companies.

Paul Coster: So, looking at this map of the world on Page 11 of your deck, that related to this deal, and it shows a world where, you know, it’s primarily, (in color), a Xerox world, and Fuji-Xerox really occupies Southeast Asia, China and Australia regions. But the revenues are very similar. Can you just sort of talk us through a little bit about the balance between the two businesses in terms of revenue and customer base?

Farooq Muzaffar: Yes. The revenue size of the two businesses are very similar. I think, you know, from a geographic coverage, Xerox covers a lot more territory, but much of that territory we’re relying on partners and distributors, like in Africa and Latin America. So our primary territory from, you know, where we have, you know, a direct sales force would be primarily North America and Europe.

So it’s really - you know, the real comparison is really between the major sort of economies that we cover and, you know, with us covering the U.S. and Western Europe and Fuji-Xerox covering Japan and China. So, from a revenue side perspective, we’re about the same size, roughly ($10 billion) in revenue. And what also reflects is that Fuji-Xerox has a greater share of the market in which they participate. So they have, you know, a larger share of the Japanese and Chinese markets than what we have in the U.S. and Europe.

Jennifer Horsley: And just to — this is Jennifer — on Farooq’s comment, there is also, within both Xerox and Fuji-Xerox, some intercompany revenue. So in Fuji-Xerox, you probably have about 1.6 billion of revenues from what they sell to us.

Farooq Muzaffar: On Page 21, those numbers show the size eliminating those intercompany transfers. So it does - Xerox revenue is about 25% larger in fact when you eliminate the intercompany.

Paul Coster: Right, okay, I’ve got it then. So - okay. Well, it’s been around for 50 years and it was presumably doing a pretty good job for 50 years as a partnership, as a JV. Why suddenly the need to change, what’s gone wrong with the JV that it’s viewed as suboptimal now?

Farooq Muzaffar: Yes, I think it has more to do with sort of the dynamic of the market than, you know, what’s sort of gone wrong with the JV. You know, as the market’s contracting and there’s more and more industry consolidation, the companies that we’re competing with are different now. I mean, they’re much - they’re typically twice our size, they have greater global scale, so they have manufacturing scale and they’re competing against us globally.

So as we try to service large customers, you know, they’re able to do things because they’re one company, that we’re not able to do. So if we have a customer that is spanning both North America and Asia, we typically come at that customer as two separate companies. And our competitors are coming at that customer as a single company. So it’s really more driven by the reality of the market and, you know, our need to get scale, to, you know, compete globally, that’s driving us to rethink, you know, the relationship between the two companies.

Paul Coster: Okay. And, well, and perhaps I can drill down a little bit on one element of that. Fuji-Xerox is already manufacturing for you, so, isn’t it already achieving scale advantage, at least from a manufacturing perspective since it produces for both companies? If I’m missing something there, please elaborate.

Farooq Muzaffar: Yes. So, let me start and then Steve can add to it. I think there are a few - there’s still inefficiency in the model that we have, quite frankly. So let me start with the portfolio. So even though they manufacture for us, our product portfolios are not exactly the same. So we actually have different product portfolios as two companies. And so, you know, we will, as Xerox, we will ask them to design and develop (a specific box) for us that are only for our regions, and then they’ll have their own set of products. So there’s inefficiency there.

There’s also - embedded in there also is inefficiency in terms of just getting new product development done, because there’s a handoff between the companies in terms of, you know, the roadmap and the timing of getting these products developed.

The other aspect of it is, is that there is margin stacking in there, you know. So we’re essentially buying from them and then we’re reselling equipment and/or consumables. So, both these elements, you know, a common global portfolio, you know, single marketing structure, and then even, you know, goto market and sort of delivery, you know, these are - we have inefficiencies in these compared to, you know, our global competitors.

Paul Coster: So, just by way of example then, when you brought out your, you know, quite stunning new portfolio of products here in North America in the middle of 2017, I think it was 29 products, the same 29 products did not get introduced into Fuji-Xerox territories. Was a significant subset of them introduced or how does it map? And sequentially, when would they have taken some of that new product lineup?

Steve Hoover: It’s Steve, let me try to answer that. It’s a little complex, unfortunately, right? Because - so I got to explain something about our products first, okay? So with the product, you know, most of the products that we sell today are, you know, printers or copiers or (MFPs), right? There’s a piece of the product that moves the sheet of paper and puts the toner on it, to make the market on the page, right?

Steve Hoover: And in the office, much but by the not all of that is manufactured by Fuji- Xerox. But not all. So again, we actually don’t, while they do the majority in the office, they don’t do all, because we - there are some things that are still cost-effective even in that place for us to do ourselves.

But much of that aspect of the product is becoming more commodified. A lot of the differentiation in the value now is in the user interface part, the digital workflow, how a customer walks up and uses it.

And so our - that technology set, the user interface, the digital workflows, we put a lot of emphasis in the (connect key) to really - that’s actually produced by Xerox, the software written by Xerox, by and large, or some of the software developed by Fuji-Xerox to our specifications to meet our needs. So those 29 products, Fuji-Xerox has introduced versions of those that have kind of that same, you know, move the paper, put the marks on it, but the whole user interface and user experience is completely different. And we have been really focusing on the R&D and the ability to kind of deliver that.

And the 29 new products, part of it is that it’s a common user experience and an upgraded digital workflow, a lot of focus on just like your mobile phone, very easy to use, (attach the) apps on those devices, all those things. And so this idea that kind of says they supply and we buy is actually not quite that simple.

The other piece is that - so, anyway, we expect, by the way, this merge and integration to significantly improve that. That’s where some of the opportunities are, right? Because right now we don’t necessarily launch products, you know, at the same time, because we’ve got to integrate our software onto their hardware, if you will, right? Sometimes we actually integrate some of our hardware into their hardware. We do a brain transplant, which is, you know, complicated. And so being able to kind of have that be much more integrated from a delivery and planning viewpoint, we think we can get faster time to market.

The other (reason), right now again, we by and large have two different kind of software sets, which is a lot of what the customer value is today, so we have in fact redundant RD&E there, right, in some sense. There are some unique things you need to do for each market, but we write every piece of software from the ground up different, and that doesn’t need to be true to deliver kind of the geographically or market-specific, you know, requirements.

And so again, this idea that we simply buy and sell is not quite that simple, and that a lot of the opportunity comes from, can we move to one common not only manufacturing base of the hardware, but one common code base, and all the efforts put into that code and then bring the value to those global customers.

Paul Coster: Right. Elimination duplication, harmonize products such as - so, okay. That all makes good sense. So I think one of the questions which inevitably rises is, if you knew, I mean if this was a challenge or an inefficiency in the model, why fix it now? Why not fix it five years ago? What happened that now is the time to do this?

Farooq Muzaffar: Yes, I think two things. I think, one, if you look back five years ago, I think Xerox as a company was focused on, you know, a different sort of strategic set of priorities, five years ago, than it is today, right? I mean, building out its services business, and quite frankly, less focused on optimizing perhaps technology business. And the second thing is that, you know, the industry dynamics were different five years ago, you know. And so those two changes are really driving us to think about this now.

Paul Coster: All right, got it. So let’s talk about what the synergies are here. I mean, I think you’re targeting 1.25 billion of synergies by 2022. And I think, if I remember correctly, even higher over the long haul. So, perhaps you can talk us through, perhaps in order of priority, what the synergies are from a cost and expense side and perspective anyway.

Steve Hoover: Sure. So I’ll talk about a couple of areas that I think are particularly important. So one is, again, you know, back to the who-makes-what. So the reality is actually even for, when I talk about those devices, again, the kind of parts that move the paper and put the marks on it, there’s the toner and consumables that go into those machines. We may acquire the machine and then put our brain in, as I said, for the software to control that user experience, acquire the hardware bits from Fuji-Xerox, but oftentimes, to maintain margin, to avoid the margin stacking, we actually are manufacturing ourselves the toner and the print cartridges that go in there.

And so we have a certain amount of toner capacity, you know, across the globe across the two companies. And you need some multiple capacities to deal with, you know, disaster recovery and, you know, those sorts of things. But frankly, we put time and energy into when we manufacture that toner in our plant, it’s slightly different than ones that are manufactured today in FX’s plant because we don’t use the same suppliers.

Steve Hoover: So we have an opportunity to get scale with the suppliers. If you’re buying twice the volume from a supplier that you buy today, you can get better pricing. We can optimize those plants across the globe again to minimize cost from transportation, while giving us disaster recovery without kind of worrying about the margin stacking. We can avoid the duplicative engineering necessary to translate a toner that was basically the technology was developed jointly by the two companies but then each company instantiates it in its own manufacturing plants with different designs. We can eliminate that (R&D) in these synergies.

I talked about software, that there are localization that you need to do to each market, but a lot of the core software doesn’t have to be written from the ground up. So there’s RD&E synergies that we see can, you know, can come from that. There’s manufacturing synergies, as I said, by getting - and procurement as well as in kind of factory optimization.

And then the current arrangement actually does have us share intellectual property, patents in laser printing, but it doesn’t in inkjet. And inkjet is a good - big growth space. So right now we’re each making investments to bring new inkjet (processes) and products to the market because that’s a rapid growth space. And we talk to each other and we, you know, share some, but it’s not a fundamental piece of the agreement. So we need to evolve, you know, at a minimum, the JV in some way to get better leverage across this, because again we’re competing, as Farooq said, with people like HP who are getting global scale at that. So there’s a whole set of synergies in RD&E. We’ve been through a pretty good due diligence, we’ve got a list of opportunities, you know, across the two organizations, you know, 14 that are, you know, similar to us in manufacturing that (unintelligible) a pretty reasonable, you know, opportunity that we believe we can still keep our customers satisfied with products and deliver them on time, and in fact, if we do it right, improve it for global customers as Farooq said, and, you know, and save that money. And maybe, Farooq, you want to talk about the revenue.

Farooq Muzaffar: Yes. To add to that though, just to round out the cost synergies, you know, obviously we’re two large companies, we have, you know, significant G&A functions with both companies, and there’s synergy to be had in the, you know, general and administrative area as well, you know, which we will be very focused on, you know, post-merger close. And then beyond - moving beyond through the cost synergies, you know, we do see an opportunity on the revenue side as well. And, you know, we mentioned a bit about, you know, some of the friction that we have when we face customers, you know, especially large customers that do business around the globe. You know, we’re coming at them with essentially two product portfolios, even if we have a similar product in both portfolios, the user interface, as Steve explained, is going to be different. So you can walk up the same machine in the U.S. and, you know, it has one type of interface and it has one set of applications on it, those same machines in Japan will look very different, you know, use it very differently. And these things matter to our customers, because they’re trying to roll out maybe a consistent experience across the globe to their employees and a consistent set of, you know, applications, etcetera.

So, everything from product to the way that we deal with large accounts, to how we service those accounts, to, you know, what the pricing is in the different countries, you know, this is - all of these are opportunities for us to rationalize and essentially, you know, and be more competitive against the global players that we’re facing today. And so we expect all of that to - and the elimination of the sort of the margin stacking to help us to essentially be more competitive in the marketplace and, you know, grow our share against our competitors in some of the key segments that we’re competing in.

The second area that, you know, we see driving revenue growth, you know, Xerox as a standalone company has been very focused on developing out our distribution channels for SMB customers. And we think that collective jointly with Fuji-Xerox, we can be even more aggressive in this space. And, you know, so they have a similar need in some of their territories that they operate in, and we think that, you know, together will bring a better value prop to our resellers and it will be, you know, get more mine’s share with them as a combined company than as a standalone company.

Farooq Muzaffar: Yes. I think the last piece is that, you know, there is an element in our current business where, you know, there are things that Xerox is very good at and we’ve, you know, pioneered and were developed. So, for example, managed print services, you know, Xerox is very good, you know, is the market leader in managed print services, you know, in our territories and we’re very good at this, we know how to package, you know, the value prop around it, how to service it.

And then there are things that Fuji-Xerox is very good at. For example, in Japan, you know, they’ve had a lot of success with some of their IT solutions that they’re selling to their customers. So there’s opportunity for us to learn from each other and kind of leverage, you know, best practices from the two companies and apply those to the geographies that they have not applied to before. So we think that there’s upside there as well.

Paul Coster: One point of upside seems to me is there is still proposing having two headquarters and two R&D centers, why not go for broke here and combine everything?

Farooq Muzaffar: Yes, so, you know, I’ll let Steve comment on the R&D a little bit more, but, you know, we will have multiple R&D centers, but the R&D - the way that we - we will essentially eliminate duplicative R&D. So, you know, there’s different centers maybe focused on different areas of R&D, but today what we’re doing is we share R&D in the laser-jet - I’m sorry, you know, the laser printing space, and - but not in the inkjet space.

And so, you know, there’s - and even beyond inkjet, you know, as we’re looking at other technologies or other solutions to bring to our customers, there’s R&D there that we do not share today. So there’s plenty of opportunity for us to rationalize our R&D spend into one portfolio and, you know, together we’re close to a billion dollars of R&D a year, and - but we would do that across multiple centers, not just, you know, one location.

Steve Hoover: Yes. So let me - right. So I would - so I’m a longtime RD&E guy, I don’t know any company that’s of the scale of $18 billion to $20 billion that literally has one RD&E location, with a global footprint. I mean that’s just - it doesn’t work that way, and there’s good reasons, you’d be kind of stupid. So we will absolutely, and that’s where the synergies come from, there will be on RD&E team. There will be, you know, a roadmap that is, you know, defined, that’s one roadmap, a set of (high-risk) technology investments, you know, that’s one, and then we will allocate, you know, the work to the right location based upon competency, costs and, you know, and capability. And, you know, we, you know, so we do a fair amount of work in, you know, India as well as in, you know, in the U.S. today. And then we do a fair amount of our research work out in - innovation work out in Silicon Valley. It makes sense to be in Silicon Valley to do a lot of that forward-looking innovation work. (We’re really good at that), it’s a little more expensive. So you don’t want to put your, you know, maintenance engineering there, that’s what you do over in India, right?

So we will do similarly. And so the statement is, given the capabilities that we have in the U.S. between Silicon Valley and here in New York, and then again what we do in India, we think, you know, you’re probably going to keep all (centers), but they would be aligned and integrated to deliver the synergy and to make sure we’re not doing, you know, redundant things. And similarly, there is significant capability, you know, in several locations frankly, but in the Tokyo area, that, you know, there’s strong capabilities. And so we’re going to right-size and coordinate, but not eliminate. We’ve already done a lot of elimination on kind of satellite centers that, you know, where it didn’t really make cost-effective sense. We, you know, (exited) facilities from an R&D view in Oregon and in L.A. and in Europe - and in Europe. Well, we (gained) one in France but got rid of another. So the point is absolutely aligned and integrated and then the right work at the right site. Farooq Muzaffar: Yes. Just one on the headquarters piece, you know, there’s going to be a single management team across the combined company, and, you know, the dual locations is really about having executives, you know, both in Norwalk and in Tokyo. But there’ll be one set of executives. So you won’t have sort of duplicate functions.

Steve Hoover: Yes. And that’s I think a key - not a negative but a positive. And one of the - we - one of the challenges in these types of things, in mergers, right, is the integration, does it actually work, right? Now we have a lot of history so we think we have a higher odds of making that integration work. But one thing it’s going to take is time and people’s presence, because it is going to be a global company that has significant teams in both sites. And so, having a management team that’s splitting its time between two sites to really make sure the integration works and there’s alignment is a good thing.

Paul Coster: So you’re talking seeing 1.2 billion plus of savings by 2020, 1.7 by 2022. And you sound pretty confident. Can you talk to us a little bit about the plan, the organization, the process, and the incentives that individuals like yourselves have over the next few years to hit these targets? Just kind of convey the background behind your confidence.

Farooq Muzaffar: Yes. So I think let’s start with, you know, how do we come up with these numbers? And then, you know, what are we doing now to organize essentially the integration plan so that we hit the ground running once the merger closes? So I’ll address those two things. And then I think the longer-term incentives, quite frankly, that’s to be determined, because we have not yet named the, other than the CEO, we have not named the executive team, you know, who’ll carry out the integration. So that’s still to be determined. But, you know, starting with how do we come up with, you know, these numbers and, you know, what work we’ve put into it. There was substantial work down at the, you know, sort of subject matter expert level from each of these functions, from, you know, manufacturing, RD&E, each of the SG&A functions, from both sides. So there was a lot of time spent, you know, face to face and, you know, phone conversations with every single sort of function to really understand what the overlaps are, you know, what the opportunity is for synergies, and then that work was then validated by a, you know, sort of third party consultants that we brought in to make sure that, you know, we were benchmarking ourselves against, you know, other companies of a similar size.

And so that’s how we came up with the synergy opportunities.

And now what we’re doing is we’re actually in the midst of integration planning, again, the same leaders of the functions that are your experts in each of their spaces, you know, coming up with specific plans on exactly what needs to be done, you know, what are we going to do with, you know, individual R&D line items, what are we going to do with, you know, headcount-specific functions, or, you know, how are we going to - what’s the best place to manufacture, you know, a particular type of toner, how much (excess) capacity do we need?

So they’re working through and developing both plans between now and merger close, that we have, once we close the merger, we have a detailed set of plans on exactly how to get each of these numbers. And then, you know, (unintelligible) merger close, the management team that’s in place, that is going to be named, will then execute all those plans.

Jennifer Horsley: And Paul, just to add one other thing relative to kind of the ongoing (cost actions) within the Xerox cost space, we’ve got, as you know, another year of strategic transformation savings that we’ve talked about, the 475. And then we would anticipate we’ll have continual, kind on ongoing cost actions to offset any revenue declines or other pressures we see in our business, which is I think one of the keys to enabling really the flow-through of the synergies and the (capture rate) of that within our margin expansion goals that we’ve communicated.

Paul Coster: Generally, the inbound costs had been somewhat favorably disposed towards this combination. Where there has been some debate is how to value it. And you’ve pegged free cash flow at about 1.5 billion in 2020, that’s net of restructuring. How much - I mean the more aggressive investors are sort of thinking about adding back the restructuring. Two things. How much restructuring would still be underway approximately in 2020 to add back to that 1.5 billion free cash flow? And why should they feel comfortable doing so given that you have been experiencing restructuring expenses for several years now and it feels like just part of the normal business at Xerox?

Jennifer Horsley: Yes, let me take that one, Paul. So you’re right, we’ve stated that we’ve got a goal of 1.5 billion free cash flow in 2020, and that includes about 300 million of restructuring associated with that 1.7 billion that we’ve highlighted as being the combination of the transaction synergies and then the more specific Fuji- Xerox restructuring. And there’s actually another probably 100 million or so of Xerox core business restructuring that would probably still be in that figure in 2020.

And so when you think about just the timeline, we gave a depiction of that, if you’ve got the handout, on Page 52, that shows that, in the year following

2020, by 2021, we’re really down to the point where the restructuring associated with the synergies and the Fuji-Xerox program is really down to only about 100 million. And there’s probably another, you know, around 100 million in there as well for the Xerox-based restructuring that would still be kind of business-as-usual work that we’d be doing just to align, you know, our business and cost base to changes in the market and the trends that we’re seeing.

And so I think to your point, there is an element of kind of that ongoing business-as-usual restructuring that would be in there, and that’s really embedded in the forecast that we’ve given that would include getting to 2.1 billion to 2.3 billion of free cash flow by 2022.

So I think that it’s a fair point that we will constantly be working on our cost base and reacting to the business trends. But in terms of the restructuring at the higher levels associated with capturing the synergies and doing the heavy lifting that Fuji-Xerox is doing here in the near term on their cost base, that piece should go away. And so you should be left with what I would say is a very modest amount of kind of ongoing restructuring within the cost base.

Paul Coster: All right. So the two entities, when they combine, come together with slightly different market growth dynamics, I think slightly above, you know, well, a slight decline here in North America for Xerox but some growth in Fuji- Xerox. So maybe I have not characterized that perfectly, but perhaps you could talk us through how you see the two markets being different and how they mesh together and benefit overall the new entity. Paul Coster: Yes. So you’re experiencing a decline here domestically, what’s happening with Fuji - sorry, the traditional Xerox business is, you know, experiencing approximately a 5% year-on-year decline in aggregate, there are growth elements of course within that. Perhaps you can just sort of remind people what those are. But more interested really in the less familiar territory of Fuji - Xerox.

Farooq Muzaffar: Yes. So let me, this is Farooq, let me start with the geographies, and then I’ll talk specifically to Fuji-Xerox’s revenue.

You know, from a geographic perspective, you know, Fuji-Xerox actually has the benefit of competing in geographies that are experiencing growth. So we’re looking at, you know, our Xerox territory, North America, Europe, DMO, we’re experiencing roughly, you know, single-digit decline in our industry. In Fuji-Xerox’s territory, you know, Japan is a mature market so they’re similar to us. But we look at China and Asia Pacific, these are essentially growing markets. So they have, you know, single-digit growth as opposed to decline. So that’s the positive.

When you look at Fuji-Xerox’s performance specifically, you know, associated with last year, you know, they had a decline that was driven to a large part by two things. One was, you know, sort of currency headwinds that they experienced, roughly 3% of decline driven by that. And then two, you know, decline driven by lower purchases by Xerox. So we actually, you know, (unintelligible) in ‘17 that we bought from them ‘16). So our, you know, sort of our, you know, sales decline sort of carried over to them because, you know, we’re a large customer of theirs.

So - but if you (factor those out), they did have a small decline, and I think that this is, you know, an area where again, you know, jointly we have an opportunity to improve their performance just as they will impact ours, you know, with some things that we mentioned earlier, especially around the capabilities on MPS, managed print services, where we have a lot of expertise, we know how to, you know, position the value prop to the customers and actually deliver on that value prop. And this is something that even in a mature market like Japan, we think that they can get a lot of mileage out of, that they’re not able to do so today.

Paul Coster: Got it. Prior to entering into a combination, you were looking at some growth opportunities and adjacencies. I think you call this Horizon 3.

Farooq Muzaffar: Right.

Paul Coster: Can you talk to us about what those were and whether or not you’re compromising on those opportunities as a result of this, or whether that’s additive somehow?

Farooq Muzaffar: Yes. So, you know, we were primarily looking at, you know, two spaces beyond our core business. You know, the first space is really around, you know, production and industrial printing, which is, you know, all of the printing that gets done beyond your documents, right? So, things like packaging, textiles. And that - those spaces are - I think (unintelligible) sort of driving the evolution of those spaces is really inkjet technology. And when you look at those markets, it’s a fairly large market, we estimate it to be about $100 billion market globally. And most of that market today is analog, it’s not even digital printing technology. So as that market moves to digital printing based off of inkjet, we think those are a huge opportunity for us and other players in this space. So that was one.

The second area was, you know, really around the evolution of how work gets done. You know, Xerox is obviously a key technology supplier for, you know, the office environment and, you know, we’re a key sort of enabler of how work gets done today. The way - the nature of work is also evolving and we think that there’s more and more technology that will be applied to even things like knowledge work, you know, that there will be automation in the way that people like you and I do our daily work.

And so we’re investing in technologies to make that happen. We have some initial, sort of nascent capabilities today around the workflow and some other solutions. We’re investing in R&D to develop that further. And so these spaces were the sort of key areas that we’re targeting for growth. And we look at this combination with Fuji-Xerox, we think the combination actually helps us on both fronts. And so that was actually a part of the thinking, you know, as we do the analysis on those.

As we mentioned earlier, both companies, today we invest in inkjet technology separate from Fuji-Xerox. You know, combined, you know, we’ll be able to rationalize that investment. They have capabilities that we can leverage and, you know, we have capabilities that they can leverage. Combined we’ll be actually stronger in that space than we are individually. We’ll have more capacity for investment as well beyond just the capabilities that we already have.

And then in that market, that, you know, production/industrial printing space, whether it’s packaging or any sub-segments there, those are global markets. It’s not really - it’s much harder to compete sort of regionally and geographically in those markets than in the office environment. So that’s - it’s key for us to have a global play there.

And then when it comes to the second space that we’re looking at, so the future of work, this is I think we’re still early in some of this. You know, this is a space that, over the course of the next 5, you know, 10, 15 years, it’s going to evolve radically. You know, think about we’re just now starting to see the, you know, some of the things that are happening in the consumer space, you know, starting to get applied to the work environment like IoT, like AI, and so on. And we think that that’s going to dramatically change the way work gets done.

We both have investments and, you know, technology, sort of capabilities that we have developed individually, both companies have developed individual capabilities in the space. You know, we’re very keen on putting those together and essentially figuring out, you know, how to sort of be a leader in that space. But I think Steve can stalk to specific technologies that we’re working on.

Steve Hoover: Sure. So I think that, you know, as Farooq said in that whole space of kind of what we would call printing beyond documents, right, where now you’re using - you’re printing on things, right, to communicate graphic information or to personalize them, right? And, you know, an example today is, you know, this is not a market that Xerox participates in, but many ceramic tiles are actually printed using inkjet technology. The colors, right?

And so if you get these short-run, personalization, and that’s used in that - so that’s not a market we have traditionally participated in, but we’ve got a whole set of technologies to print directly on things, we call this direct-to-object or direct-to-shape printing, to personalize those. And it could be simple things like today you, you know, you can get your picture of your family on a coffee mug, right? But now imagine that everywhere.

And things like packaging, where again personalization, the digital world has trained us all to expect personalization and customization in our goods, whether they’re physical goods or, you know, a Web page, right? And so this ability to print directly on objects, to print new kinds of inks to communicate that graphic information, we’ve got some very interesting early-stage things, we’re trialing out, you know, in the market at low scale, right? This is a fact of all new markets, as Farooq said, most of it today is not done digitally, but the value proposition, again, of personalization, customization, short-run, is high there.

And then we also have capability to actually, in the software, to personalize that in coordination with a Web page. So we know again, people, they get information through a Web, they also get information in hard copy. So, catalogs are an example, where a lot of (retailers) actually use catalogs to drive demand. But if I get the same catalog as you and I’m interested in fishing and, you know, and you’re interested in Broadway theater, then why do we want to get the same catalog, right?

And so the ability to use digital to print that personalized to you, to tie it into what you (unintelligible) and purchases have been, and then present whether the right deal on the Web page, because you got that catalog in the mail and then you went and purchase, that we have a whole set of software capabilities also to kind of integrate these two worlds to make that demand generation much more productive for the retailer.

And so - and then there’s a whole set of technologies in - that we’re looking at to make kind of packaging not only personalized but actually intelligent. This is a longer-term research. These are not things that, you know, that are going to be material to the Xerox bottom line, you know, certainly in the next three or four years, but the ability to actually print electronics, so to make a package that’s got an embedded low-cost temperature sensor that goes on every bottle of vaccine that’s shipped, to make sure it’s safe to take.

So those are long-term research projects, again run out of our well-known Palo Alto research center, Xerox Park. But again we’re building kind of that idea of this space of printing beyond paper, there’s nearer-term things we can do in printing on objects, there’s next-generation technologies to print on a wide variety of packaging materials. And then, how do we make those smart and intelligent, you know, over the long term as kind of an example of some of the areas that we’re focused on.

Farooq Muzaffar: Yes. And I think - sorry. (Unintelligible) merger, you know, all the technology that Steve described, you know, is not (managed printing). And so this is from an R&D perspective we would - this would not be shared with Fuji-Xerox, and they are doing their own research in some of these spaces, you know, a lot of opportunity for us to put this together, see what they have, you know, share what we have, and essentially, you know, drive towards, you know, one set of products and one set of technologies rather than…

Paul Coster: Right, got it. So when this combination takes place, you’ll emerge as, you know, an established leader alongside Hewlett-Packard, the two of you tower over everyone else, so the competitive landscape will change. To what extent do you think that yields maybe pricing power to you in addition to the economies of scale you talked about?

And in the meantime, can you talk just a little bit about how the competitive landscape is changing anyway? You’ve got HP buying Samsung, you’ve got a Chinese company buying Lexmark. What - talk to us about how you think this will all pan out over the next two to three years.

Farooq Muzaffar: Yes. I mean, clearly, you know, consolidation happening in the market and, you know, some evolution with things like, you know, Lexmark being acquired by Apex. You know, I expect, you know, that to continue. I think that, you know, we certainly, you know, respect the competitive power of HP and the other players as well, you know, don’t count off Canon and, you know, even Konica Minolta, the other players. So, you know, we’re very focused on trying to make our company much more competitive and, you know, be able to compete against the largest of these players. We, as far as the market evolution, you know, I would expect, you know, consolidation. It’s a contracting market and that typically what happens in contracting markets. And I think, you know, just a lot more competitive sort of - it’s a better dynamic (with this increase) over time.

Paul Coster: One complaint that’s been cast at you is that there was another way forward here which was for you to kind of tear up the JV and go and compete against Fuji-Xerox in their territories. You’ve really mentioned the manufacturing partnership, but what - talk to us about why you felt that that was not the right way to go, you know, going and competing with your JV partner by blowing up this arrangement?

Farooq Muzaffar: Yes. I think, you know, first I’ll be clear that, you know, Xerox’s board and management have considered a number of different alternatives and so we spent a lot of time making sure that we’re making the right decision as far as this deal. And when we look at that particular alternative and, you know, in particular, you know, there’s, you know, upside and downside to moving away from the JV, if we were to do that. You know, from an upside perspective, you mentioned the key one which is it would allow us to, you know, essentially enter Asia and participate in the Asian market, some of which are growing. But that would - that also requires significant investment in infrastructure, you know, in the sales capability, service delivery, you know, logistics in those territories, which we don’t have today. We’d have to make that investment and then try to, you know, take share from established competitors in each of those markets. So that would be the upside piece of it.

The downside piece of it is go - today, we do collaborate with Fuji-Xerox on R&D, which means that we essentially share costs for R&D in the laser printing space. And that’s the primary space for our business today. And we would have - we would no longer get the benefit of that shared R&D and then we would also would most likely have to move away from them as a supplier.

You know, there are limited choices for suppliers in this industry. This is not an industry where, you know, there are third parties who are doing the supplying. Our other choices for suppliers in the space would be our competitors. And so, you know, imagine a scenario where we’re buying from one of our competitors, you know, at maybe a wholesale price, marking that up, and then selling that same product that they’re selling in the same market. And, you know, our cost base is higher than their cost base, which is not a very competitive, you know, scenario for us.

So, you know, we’ve analyzed extensively the different options that are in front of us. You know, there are ways to optimize the JV certainly even outside of the merger, but, you know, moving away from it we think is, you know, sort of value destructive to our shareholders and, you know, we think the best path forward for us is to actually solve the inefficiencies by merging the two companies.

Paul Coster: I have a question from a client, this one maybe for Jennifer. I think you’ve committed sort of a dollar in dividend post the deal. But what is the dividend strategy thereafter?

Jennifer Horsley: Yes. So you’re right we’ve said that we’re going to maintain the dollar annual dividend that Xerox currently has. So, new Fuji-Xerox will pay a dollar annual dividend to its shareholders.

We haven’t published kind of a formal dividend policy, but I think if you look back at Xerox’s history relative to its dividend, I think the view we’ve always had is that you have a dividend and you want it to grow modestly over time, obviously in line with the growth that you see in your cash flows and your income. And so that I think is table stakes, right, as you think about having a dividend and how over time you would see it progressing.

Paul Coster: Okay. And then maybe, Jennifer, this is also for you, but, you know, what’s next? Just talk us through the process here please.

Jennifer Horsley: Yes. So it is a process, right, and we’re still somewhat early days in the process. The next step for us is to file a preliminary proxy, which would give a lot more detail on the transaction history, on the Fuji-Xerox financials, on the projections, performance, etcetera.

From that point, we have to have a window where the SEC can give comment and we can incorporate that input back into our proxy filing information. And so at some point we’ll get to a definitive proxy. And in that document you’ll see a date set for the shareholder vote meeting. And obviously from there we’ll be actively out on the road engaging with investors and speaking to the merits of the transaction just as we’ve been doing here in the near term. And then obviously we’ll get to the shareholder meeting date, at which time we’ll have the vote.

And from there you’ll actually not have probably an immediate close of the transaction because we’ll need to still get through probably some regulatory processes, and we’ve kind of laid out the fact that we would expect in the second half to close on the transaction.

Paul Coster: And would Fuji also have a vote to approve this transaction and would it be at the same time as the Xerox vote?

Jennifer Horsley: No. Fuji Film doesn’t need to get a vote from their shareholders. The vote is only on the Xerox side.

Paul Coster: Got it. Right. Well, thank you so much for your time, Farooq and Steve and Jennifer, and Mafe as well. Appreciate you making the time for us. Appreciate everyone dialing in as well. And well, best of luck with the process moving forward.

Farooq Muzaffar: Thank you, Paul.

Steve Hoover: Thanks, Paul.

Jennifer Horsley: Thanks, Paul.

Paul Coster: All right. Thank you so much. All right. Thanks everyone and thanks, operator, (Wendy), for hosting this.

Coordinator: That concludes today’s conference. Thank you for your participation. You may disconnect at this time.